SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2005
STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31993	25-1655321
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS Employer Identification No.)

20810 Fernbush Lane Houston, Texas	77073
(Address of principal executive offices)	(Zip code)
(281) 821-9091
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On December 27, 2005, Sterling Construction Company, Inc. (the “Company”) entered into a Note Prepayment Agreement (the “Agreement”) with certain of the holders of its 12%, five-year subordinated promissory notes (the “Noteholders”) issued in November and December 2004 (the “Notes.”)
The Noteholders include Patrick T. Manning, Joseph P. Harper, Sr., Maarten D. Hemsley, each of whom is a director and executive officer of the Company, as well as certain officers of the Company’s subsidiary, Sterling General, Inc.
The Notes have an aggregate outstanding principal balance as of December 31, 2005 of $5,034,833 and may be prepaid in whole or in part in cash at any time and from time to time without the consent of the Noteholders. The Agreement grants the Company the option to prepay $2,447,697 of the outstanding balance in shares of the Company’s common stock (the “Common Stock.”) The option expires March 30, 2006.
If the Company exercises its option, the number of shares to be issued to the Noteholders will be based either on the price at which shares of Common Stock are sold in the Company’s currently proposed public offering (the “Offering,”) or if the Offering is not consummated prior to February 28, 2006, on the closing market price of the Common Stock on February 28, 2006. The remaining principal balance of the Notes as well as interest accrued to the date of prepayment would be paid in cash.
The foregoing summary of the Agreement is qualified in its entirety by the Agreement itself, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference thereto.
If the option is exercised, the portion of the Notes payable to directors and executive officers of the Company in cash and the portion payable in Common Stock are as follows

			Common
		Cash	Stock
Name	Title	Portion	Portion
Patrick T. Manning	Chairman & Chief Executive Officer	$163,708	$154,884
Joseph P. Harper, Sr.	President & Chief Operating Officer	$1,355,233	$1,282,189
Maarten D. Hemsley	Chief Financial Officer	$93,112	$88,093
Item 9.01. Financial Statements and Exhibits.
10.1	Note Prepayment Agreement dated as of December 27, 2005 by and between Sterling Construction Company, Inc. and the noteholders named therein.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2005	Sterling Construction Company, Inc.
	By:	/s/ Maarten D. Hemsley
Maarten D. Hemsley
Chief Financial Officer